Exhibit 99-1


               IEC Announces First Quarter Results for Fiscal 2006


Newark, NY - January 30, 2006 - IEC Electronics Corp. (IECE.OB) announced today its results for the first Quarter ending December 30, 2005.

IEC reported a net loss of ($48,000) or ($0.00) per share on revenue of $3.6 million for the Quarter and year to date. This compares to a net income of $82,000 or $0.01 per share on revenue of $6.2 million for the same Quarter a year ago.

W. Barry Gilbert, Chairman of the Board and CEO, stated, "We are disappointed with the financial results for this past Quarter. They were materially impacted by last minute changes and technical issues from two customers that delayed scheduled December month-end shipments which, had they been made, would have led to total revenues of $4.4 Million with a net profit versus the nominal loss we reported.

"We are pleased that we continue to make significant progress in expanding our customer base and positioning the Company for the future. In the last 12 months we have added nine new companies to our customer list, increased our manufacturing efficiency and positioned IEC for a brighter future. During this past Quarter alone we added three new customers in our core areas of concentration: Military, Industrial, Homeland Security and Medical. We expect the current Quarter to be profitable with a sales increase greater than 50% above last Quarter."

During the Quarter the Company spent $212,000 to buy back 412,300 shares at a price of approximately 51 cents a share in private transactions with two holders of large blocks who approached the Company. This reduces the Company's outstanding shares from approximately 8.2 million to 7.8 million shares.

IEC is a full service, ISO-9001 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's first Quarter 2006 results can be found on its web site at www.iec-electronics.com/news.php.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2005 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:
Heather Keenan,
IEC Electronics Corp., (315) 332-4262, hkeenan@iec-electronics.com